Exhibit 99.1

           Georgia Gulf Reports Improved Second Quarter Net Income

                          Of $.26 Per Diluted Share



    ATLANTA, July 31 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation

(NYSE: GGC) reported net income of $8.4 million or $.26 per diluted share on sales of $359.1 million for the second quarter of 2003.  This compares favorably to net income of $3.8 million or $.12 per diluted share on sales of

$308.5 million for the second quarter 2002.  This improvement was a result of significantly higher sales prices, which more than offset lower sales volumes and higher raw materials and natural gas costs.  Higher selling and administrative costs for the second quarter 2003 primarily reflect the benefit of the lawsuit recovery that reduced expenses for the same quarter last year.

Georgia Gulf's interest expense decreased this quarter compared to the second quarter last year primarily as a result of lower interest rates and improvements in the company's debt structure.

    The second quarter net income also compares favorably to the net loss of

$1.7 million or $.05 per diluted share on sales of $364.0 million for the first quarter 2003 as higher sales prices and lower natural gas costs more than offset lower sales volumes.  In addition, selling and administrative costs decreased by about $2.0 million.

    For the six months ended June 30, 2003, net income was $6.8 million or

$.21 per diluted share on sales of $723.1 million compared to $4.4 million or

$.14 per diluted share on sales of $569.4 million for the same period last year.  This increase in net income was a result of significantly higher sales prices, which were largely offset by higher raw materials and natural gas costs and lower sales volumes for most products.  Selling and administrative expenses increased approximately $5.4 million in the first half of this year compared to the first half of 2002 primarily as a result of a favorable lawsuit settlement in the first half of last year and ongoing higher insurance expenses during the current year.  In addition, interest expense was $6.2 million lower primarily as a result of lower interest rates for the first six months of this year compared to the first six months of last year as well as improvements in the company's debt structure.



    Chlorovinyls

    Compared to the second quarter of 2002, chlorovinyls operating income increased $2.4 million to $27.6 million as a result of higher sales prices,

primarily for vinyl resins and caustic soda, which increased 36% and 186%

respectively, outpacing significantly higher raw materials and natural gas costs.

    Compared to the sequential quarter, operating income increased from $14.5 million in the first quarter to $27.6 million in the second quarter.  Higher sales prices, primarily for vinyl resins and caustic soda, and lower natural gas costs more than offset lower sales volumes.

    For the six months ended June 30, 2003, operating income of $42.1 million decreased by $1.2 million compared to the same period last year due to higher natural gas and raw materials costs, which offset higher sales prices.



    Aromatics

    The aromatics segment operating loss of $0.9 million compared favorably to an operating loss of $5.4 million for the second quarter of 2002.  This improvement was a result of higher sales prices, particularly for phenol and acetone, which increased 43% and 93% respectively, more than offsetting higher raw materials costs.

    The second quarter 2003 operating loss of $0.9 million also compares favorably to the first quarter 2003 operating loss of $1.8 million.  The slight improvement reflects higher sales prices for phenol and acetone and lower raw materials costs, which more than offset lower sales volumes for phenol.

    For the six months ended June 30, 2003, the operating loss of $2.7 million was an improvement from the operating loss of $6.2 million for the same period last year as a result of higher sales prices outpacing higher raw materials costs.



    Commentary

    Commenting on the results, Edward A. Schmitt, president and CEO, said, "We improved our results for this quarter compared to the previous quarter, even though natural gas costs remained high and increased demand for our products did not materialize.

    "As we look to the third quarter of 2003, we are not yet seeing signs that demand for our products is increasing substantially.  While there may be some improvement in sales volumes, there is pressure on sales prices, which suggests flat to slightly lower overall earnings for the third quarter compared to the second quarter.

    "We continue to expect a gradual improvement in our business as supply and demand come back into balance."



    Georgia Gulf will host a conference call to discuss second quarter results in more detail at 9:00 AM EDT on Friday, August 1, 2003.  To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718

(international).  To access the teleconference via Webcast, log on to

http://www.firstcallevents.com/service/ajwz384321656gf12.html.  Playbacks will be available from 12 PM EDT Friday, August 1, to 5 PM EDT Friday, August 8.

Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).

The conference call ID number is 1608323.

    In addition to the results prepared in accordance with Generally Accepted

Accounting Principles (GAAP) provided throughout this release, Georgia Gulf may discuss non-GAAP financial measures on the conference call.

Reconciliations of these non-GAAP financial measures to Georgia Gulf's GAAP results are available at the Investor Relations link at www.ggc.com .

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics.  Georgia

Gulf's chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds.  Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different.

Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and

Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on 10Q.







                    GEORGIA GULF CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                 (In thousands)

                                   (Unaudited)









                                                     June 30,     December 31,

                                                       2003          2002



           ASSETS



           Cash and cash equivalents                 $3,711           $8,019

           Receivables                              109,933           59,603

           Inventories                              121,783          114,575

           Prepaid expenses                           7,937           10,393

           Deferred income taxes                      6,500            5,657



              Total current assets                  249,864          198,247



           Property, plant and equipment, net       502,369          521,326



           Goodwill                                  77,720           77,720



           Other assets                              80,148           78,266



           Total assets                            $910,101         $875,559



           LIABILITIES AND STOCKHOLDERS' EQUITY



           Current portion of long-term debt           $600             $600

           Accounts payable                         110,694          107,943

           Interest payable                           4,858            4,650

           Accrued compensation                      10,120           14,325

           Accrued liabilities                       15,210           12,733



               Total current liabilities            141,482          140,251



           Long-term debt, less current portion     507,086          476,386



           Deferred income taxes                    125,743          126,250



           Other non-current liabilities              7,314            6,872



           Stockholders' equity                     128,476          125,800

           Total liabilities and

            stockholders' equity                   $910,101         $875,559

           Common shares outstanding                 32,433           32,319







                   GEORGIA GULF CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (In thousands)

                                  (Unaudited)









                                     Three Months Ended   Six Months Ended

                                          June 30,            June 30,

                                       2003      2002      2003      2002



        Net Sales                    $359,119  $308,509  $723,128  $569,390



        Operating costs and expenses

          Costs of sales              324,225   280,550   667,052   516,179

          Selling and administrative   12,047     9,096    25,953    20,534

        Total operating costs and

         expenses                     336,272   289,646   693,005   536,713



        Operating income               22,847    18,863    30,123    32,677

        Interest expense, net          (9,664)  (12,879)  (19,556)  (25,747)

        Income before income taxes     13,183     5,984    10,567     6,930



        Provision for income taxes      4,743     2,155     3,802     2,494



        Net income                     $8,440    $3,829    $6,765    $4,436



        Earnings per share

          Basic                         $0.26     $0.12     $0.21     $0.14

          Diluted                       $0.26     $0.12     $0.21     $0.14



        Weighted average common shares

          Basic                        32,232    31,981    32,220    31,956

          Diluted                      32,420    32,143    32,404    32,171









                    GEORGIA GULF CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                   (Unaudited)







                                         Three Months Ended  Six Months Ended

                                              June 30,           June 30,

                                           2003     2002      2003     2002



     Cash Flows from operating activities:

        Net income                         $8,440   $3,829   $6,765   $4,436

        Adjustments to reconcile net

         income to net cash provided by

           operating activities:

           Depreciation and amortization   15,786   17,204   31,979   34,479

           Provision (benefit) for (from)

            deferred income taxes            (494)   5,518   (1,350)   5,256

           Tax benefit related to stock

            plans                             265      320      444      355

           Change in operating assets,

              liabilities and other       (19,526)   6,809  (56,505)   7,316

     Net cash (used in) provided by

        operating activities                4,471   33,680  (18,667)  51,842



     Cash flows from investing activities:

        Capital expenditures               (5,933)  (4,595) (11,055)  (8,534)



     Cash flows from financing activities:

        Long-term debt proceeds             9,250    5,500   45,950    6,022

        Long-term debt payments            (5,250) (33,013) (15,250) (47,172)

        Proceeds from issuance of

           common stock                       190      426      198    1,259

        Purchase and retirement of

           common stock                      (199)     ---     (295)     ---

        Dividends paid                     (2,595)  (2,567)  (5,189)  (5,127)

     Net cash provided by (used in)

         financing activities               1,396  (29,654)  25,414  (45,018)



     Net change in cash and cash

      equivalents                             (66)    (569)  (4,308)  (1,710)

     Cash and cash equivalents at

        beginning of period                 3,777    8,889    8,019   10,030

     Cash and cash equivalents at

        end of period                      $3,711   $8,320   $3,711   $8,320









                  GEORGIA GULF CORPORATION AND SUBSIDIARIES

                             SEGMENT INFORMATION

                                (In thousands)

                                 (Unaudited)







                                     Three Months Ended   Six Months Ended

                                          June 30,            June 30,

                                       2003      2002      2003      2002



     Segment net sales:

        Chlorovinyls                 $289,024  $256,653  $593,446  $471,420

        Aromatics                      70,095    51,856   129,682    97,970

     Net sales                       $359,119  $308,509  $723,128  $569,390



     Segment operating income:

        Chlorovinyls                  $27,619   $25,221   $42,077   $43,285

        Aromatics                        (900)   (5,380)   (2,671)   (6,231)

        Corporate and general plant

          services                     (3,872)     (978)   (9,283)   (4,377)

     Total operating income           $22,847   $18,863   $30,123   $32,677







    Contact:  Dick Marchese

              VP Finance and CFO

              770-395-4531



SOURCE  Georgia Gulf Corporation

    -0-                             07/31/2003

    /CONTACT:  Dick Marchese, VP Finance and CFO of Georgia Gulf Corporation,

+1-770-395-4531/

    /Web site:  http://www.ggc.com /

    /Audio:  http://www.firstcallevents.com/service/ajwz384321656gf12.html /

    (GGC)



CO:  Georgia Gulf Corporation

ST:  Georgia

IN:  CHM

SU:  ERN CCA